UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 28, 2018

FS Energy and Power Fund

(Exact name of Registrant as specified in its charter)

Delaware	814-00841	27-6822130
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Rouse Boulevard Philadelphia, Pennsylvania	19112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 495-1150

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board of Trustees

On March 28, 2018, Messrs. David Adelman, Thomas Gravina and Michael Heller resigned as members of the board of trustees (the “Board”) of FS Energy and Power Fund (the “Company”), effective as of the date on which GSO Capital Partners LP (“GSO”) resigns as investment sub-adviser to the Company (such date, the “GSO Resignation Date”). Messrs. Adelman, Gravina and Heller have no control over the occurrence of GSO’s resignation. The resignations of Messrs. Adelman, Gravina and Heller did not result from any disagreement relating to the Company’s operations, policies or practices.

On the GSO Resignation Date, the size of the Board will be decreased to seven trustees, six of whom will be independent trustees.

On March 28, 2018, the Board appointed Mr. William Sonneborn as a trustee to serve for a term commencing on the date on which the Company enters into a new investment advisory and administrative services agreement with FS/EIG Advisor, LLC, a newly-formed entity that will be jointly operated by FS Investment Advisor, LLC and EIG Asset Management, LLC (“EIG”) (such date, the “Effective Date”), which received the requisite number of votes to pass at a special meeting of the Company’s shareholders on March 26, 2018. There is no arrangement or understanding between Mr. Sonneborn and any other person pursuant to which he was appointed as a trustee. The Company does not pay compensation to its trustees who also serve in an executive officer capacity for the Company or its investment adviser.

On the Effective Date, the size of the Board will be increased to eight trustees, six of whom will be independent trustees.

Officers of the Company

On March 28, 2018, Mr. Michael Forman resigned as President of the Company, effective as of the Effective Date. Mr. Forman’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Forman will remain the Chief Executive Officer of the Company and the Chairman of the Board. On March 28, 2018, the Board appointed Mr. Sonneborn as President of the Company effective as of the Effective Date. Mr. Sonneborn is employed by EIG Partners and will not receive any direct compensation from the Company. There are no material contracts or agreements between the Company and Mr. Sonneborn. Set forth below is biographical information pertaining to Mr. Sonneborn.

William C. Sonneborn. Mr. Sonneborn, 48, is the President of EIG Global Energy Partners, (“EIG Partners”) and a member of its Investment and Executive Committees. Prior to joining EIG Partners, he was a partner of Kohlberg Kravis Roberts & Co. (“KKR”) and a member of KKR’s Management Committee. Mr. Sonneborn served as CEO of KKR Asset Management (the public markets side of KKR) as well as CEO and Director of KKR Financial Corporation (NYSE: KFN), a publicly traded specialty finance firm. He also sat on the board of Nephila Capital, a $10 billion Bermuda-based hedge fund in which KKR purchased a stake in 2013. Prior to joining KKR, he was with The TCW Group, Inc., most recently as President and Chief Operating Officer. Previously, he worked at Goldman, Sachs & Co. in New York and Hong Kong, where he focused on mergers & acquisitions for financial institutions. Mr. Sonneborn graduated with honors from Georgetown University. He is involved with a variety of non-profit organizations, serving as a director or trustee of the Georgetown University Board of Regents, the Georgetown University McDonough School of Business, and the Lucile Packard Foundation for Children’s Health at Stanford University.

Item 8.01.	Other Items.

Effective March 29, 2018, the Company decreased the price at which it issues shares under its distribution reinvestment plan (the “DRP”) from $6.70 per share to $6.55 per share. As previously disclosed by the Company, the price at which shares are issued under the DRP is determined by the Board or a committee thereof, in its sole discretion, and is (i) not less than the net asset value per share determined in good faith by the Board or a committee thereof, in its sole discretion, immediately prior to the payment of the distribution (the “NAV Per Share”) and (ii) not more than 2.5% greater than the NAV Per Share as of such date. The purpose of this decrease was to ensure that the Company did not issue shares under the DRP at a price per share that was more than 2.5% greater than the NAV Per Share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FS Energy and Power Fund

Date:	April 3, 2018	By:	/s/ Stephen S. Sypherd
Stephen S. Sypherd
Vice President